Exhibit 99.1

Ultra Clean Holdings Appoints Jack Sexton VP and CFO

Menlo Park, CA., May 17, 2005 – Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a developer and supplier of critical subsystems for the semiconductor capital equipment industry, announced the appointment of Jack Sexton to the position of Vice President and Chief Financial Officer, effective today.

Sexton joins Ultra Clean Holdings, Inc. with nearly 20 years of financial management experience in global production environments and a strong background in mergers and acquisitions, supporting transactions in both Europe and the United States.

Clarence Granger, Ultra Clean’s President and Chief Executive Officer, welcomed Sexton to Ultra Clean. “We are very pleased to have an executive of Jack’s caliber lead the finance team. His background in building efficient global accounting organizations and managing complex business transactions is directly applicable to our needs and complements our ongoing strategy.”

Sexton holds two Bachelor of Science degrees, in Finance and Accounting from the Carroll School of Management at Boston College, where he graduated magna cum laude. He is also a Certified Public Accountant.

Before joining Ultra Clean, Sexton was Corporate Controller of Credence Systems Corporation, a manufacturer of test equipment and diagnostics and failure analysis products used for testing semiconductor integrated circuits. Prior to Credence, he was Controller and Chief Accounting Officer of NPTest, where he managed the company's spin off from its parent Schlumberger, its IPO, and subsequent sale to Credence. Prior to NPTest, Sexton was Worldwide Controller for Schlumberger Resource Management Services, (now Actaris Metering Systems). Sexton joined Schlumberger in 1990, prior to which he was a plant operations controller for Texas Instruments.

Sexton assumes the role from Kevin Griffin, who was appointed Acting Chief Financial Officer on March 24, 2005. Griffin returns full-time to the position of Chief Administrative Officer effective today.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems. Ultra Clean offers its customers a complete outsourced solution for gas delivery systems, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean’s customers are primarily original equipment manufacturers of semiconductor capital equipment. The Company is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

Contact:
Ultra Clean Technology
Clarence Granger, Chief Executive Officer
(650) 323-4100
cgranger@uct.com